METROPOLITAN HEALTH NETWORKS, INC.

Director Compensation

Ratified and Approved on June 23, 2010, and retroactive to April 23, 2010

Each non-management member of the Board of Directors of the Corporation shall receive an annual cash retainer in the amount of $45,000, payable on a quarterly basis in cash.

The Lead Independent Director of the Board of Directors shall receive additional compensation equal to $20,000, payable on a quarterly basis in cash; and

The Chairman of the Audit Committee shall receive additional compensation equal to $15,000, payable on a quarterly basis in cash, and each member of the Audit Committee shall receive additional compensation equal to $7,500, payable on a quarterly basis in cash; and

The Chairman of the Compensation Committee shall receive additional compensation equal to $12,500, payable on a quarterly basis in cash and each member of the Compensation Committee shall receive additional compensation equal to $6,250, payable on a quarterly basis in cash; and

The Chairman of the Governance and Nominating Committee shall receive additional compensation equal to $12,500, payable on a quarterly basis in cash and each member of the Governance and Nominating Committee shall receive additional compensation equal to $6,250, payable on a quarterly basis in cash; and

The award of restricted stock is based on a formula developed by Towers Watson, the Corporation’s independent compensation consultant.  Generally, the grants of equity are structured to deliver a value of $50,000 on an annual basis.

We reimburse all directors for their expenses in connection with their activities as members of the Board of Directors.